Exhibit (d)(4)

CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (the “Agreement”), dated as of December 29, 2021 (the “Effective Date”), is by and between Collegium Pharmaceutical, Inc., having an address at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072 (“Collegium”) and BioDelivery Sciences International, Inc., having an address at 4131 ParkLake Ave., Suite 225, Raleigh, NC 27612 (“BDSI”) (each a “Party” and collectively, the “Parties”). The Parties intend to engage in discussions to evaluate a possible negotiated business combination transaction between the Parties (the “Purpose”). In the course of these discussions, either Party may elect to disclose certain of its Confidential Information (defined below). This Agreement describes the Parties’ obligations to maintain the confidentiality of such Confidential Information and protect such Confidential Information from unauthorized use and disclosure. In consideration for such disclosure, the Parties hereby agree as follows:

1.	As used in this Agreement, the term “Confidential Information” includes, without limitation, any technical, scientific, trade, research, manufacturing, business, financial (including sales), marketing, product, supplier, intellectual property or other information, including any and all analyses, compilations, forecasts, financial projections, data, trials, studies or other information, prepared by a Party or Representative (as defined below) of a Party that contain, are based on, or otherwise reflect any such information, that may be disclosed by a Party or its directors, officers, employees, Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), collaboration partners, representatives (including, without limitation, financial advisors, consultants, attorneys or accountants) or agents (collectively, “Representatives”). The party providing information hereunder is referred to as the “Disclosing Party” and the party receiving information hereunder is referred to as the “Receiving Party”, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form. The existence of this Agreement, the fact that Confidential Information is being disclosed to the Receiving Party, and the fact that discussions or negotiations are taking place concerning the Purpose, including any terms, conditions or other facts, shall be considered Confidential Information.

2.	Confidential Information shall not be deemed to include information which: (a) was in the public domain or in the Receiving Party’s possession prior to the time of its disclosure under this Agreement, other than as a result of the Receiving Party’s breach of any legal obligation; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (c) is independently developed by the Receiving Party without use of, or reference to, the Confidential Information; or (d) is disclosed to the Receiving Party without restriction by a third party having the right to make such disclosure.

3.	The Receiving Party agrees that it shall: (a) keep confidential the Confidential Information; (b) use the Disclosing Party’s Confidential Information solely for the Purpose; (c) disclose the Disclosing Party’s Confidential Information only on a need-to-know basis to effect the Purpose and only to its Representatives who are bound by written or ethical obligations of confidentiality commensurate with those set forth in this Agreement; and (d) as the other Party may otherwise consent in writing.

4.	Each Party is responsible for any actions by its Representatives (including, without limitation, any Representatives who subsequent to the date hereof become its former Representatives) which are inconsistent with the provisions of this Agreement or would otherwise constitute a breach of this Agreement and shall, at its sole expense, take all reasonable measures to restrain its Representatives from prohibited disclosure or use of the Confidential Information in breach of the terms hereof. Each Party shall notify the other if it has knowledge of a breach of any provision of this Agreement by such Party or any of its Representatives, and the Parties shall cooperate to regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

5.	Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be prohibited to the extent required to comply with applicable laws or regulations, or with a valid court or administrative order, provided that the Receiving Party: (a) promptly notifies the Disclosing Party prior to such disclosure in writing of the existence, terms and circumstances of such required disclosure; (b) consults with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such disclosure; and (c) takes all reasonable best and lawful actions to obtain confidential treatment for such disclosure.

6.	This Agreement shall remain in effect for a period of one (1) year from the Effective Date; provided, however, that the Receiving Party’s obligations of non-disclosure and non-use hereunder shall continue for a period of five (5) years from the Effective Date. Either Party may terminate this Agreement by providing written notice to the other Party; however, the duration of the Receiving Party’s obligations of non-disclosure and non-use for Confidential Information disclosed prior to such early termination as well as each Party’s non-solicitation obligations and restrictions on unsolicited acquisition activities shall not be altered by any such early termination.

7.	In the event either Party determines not to proceed with a business relationship, it shall promptly inform the other Party of that decision. In that case or at any other time upon the request of the Disclosing Party or any of its Representatives, the Receiving Party shall (i) promptly, at the Receiving Party’s election, either destroy or deliver to the Disclosing Party all tangible Confidential Information, and (ii) not retain any copies, extracts or other reproductions in whole or in part of such tangible Confidential Information (other than any Confidential Information contained on back-up media retained in the ordinary course of business, which shall not be referenced after such time). Upon request, the Receiving Party shall confirm for the Disclosing Party in writing that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (a) the Receiving Party and each of its Representatives may each retain one copy of the Confidential Information to the extent required to comply with legal or regulatory requirements, bona fide document retention policies or to demonstrate compliance with this Agreement and (b) neither the Receiving Party nor its Representatives shall be required to return or destroy any electronic copy of Confidential Information created pursuant to standard electronic backup and archival systems which are not readily accessible.

Notwithstanding the delivery or destruction of the materials required by this paragraph, unless otherwise provided for in this Agreement, all duties and obligations existing under this Agreement (including with respect to any oral Confidential Information) shall remain in full force and effect.

8.	All Confidential Information is provided “as is” and without any warranty, express, implied or otherwise, regarding such Confidential Information’s completeness, accuracy or performance. The Parties acknowledge that neither of the Parties nor any of their respective Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and hereby waive any liability that any such person may otherwise have relating to the Confidential Information or for any errors therein or omissions therefrom. Each Party acknowledges that it is not entitled to rely on the accuracy or completeness of the Confidential Information and that it shall be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the relationship between the Parties, when, as and if executed, and subject to such limitations and restrictions as may be contained therein.

9.	Each Party hereby acknowledges that it is aware, and that each Party will advise its Representatives who receive any Confidential Information, that the Confidential Information may contain material, non-public information about the other Party, and that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.	In consideration of the Confidential Information of each Party being furnished to the other Party hereunder, each Party, for a period of one (1) year from the Effective Date, without obtaining the prior written consent of the other Party, shall not, nor shall any of such other Party’s Affiliates or Representatives who are provided with Confidential Information, directly or indirectly solicit for employment any employee of the other Party who became known to the hiring Party as a result of the discussions relating to the Purpose, or directly or indirectly induce any such employee of the other Party to terminate such employee’s employment with the other Party. The foregoing restriction does not apply to hiring an employee who responds to a general solicitation, not specifically directed at the other Party, in the public media of a job opening of either Party.

11.	In consideration of the Confidential Information of each Party being furnished to the other Party hereunder, for a period of one (1) year from the Effective Date, neither Party nor any of such Party’s Affiliates, nor any of such Party’s Representatives acting on its behalf or at its direction who are provided with Confidential Information, will, or will assist or knowingly encourage any third party to, in any manner, directly or indirectly, acting alone or in concert with others, unless in any such case without prior written consent of the other Party:

(a)               make any public announcement with respect to, or submit any proposal for, a business combination transaction between the other Party or any of the other Party’s security holders and it (and/or any of its Affiliates) (including, without limitation, a merger, consolidation, reorganization, acquisition, disposition or exclusive license of all or substantially all of the assets or stock of the other Party or any of its Affiliates), whether or not any third parties are also involved, directly or indirectly, in such proposal or transaction, unless such proposal is directed and disclosed confidentially to the other Party’s management and its designated Representatives, and in the case of any such proposal from or involving parties in addition to, or other than, the Party, the other Party has given its advance written consent to the involvement of such additional or other parties;

(b)               other than pursuant to a prior written agreement with the other Party, purchase, acquire or own, or offer to agree to purchase, acquire or own, directly or indirectly, any voting securities or direct or indirect rights (pursuant to an exchange, conversion, pledge or otherwise) or options to acquire any voting securities of the other Party, except that the other Party and/or its Affiliates may, in the aggregate, own beneficially or of record, directly or indirectly, up to one percent (1%) of the outstanding voting securities of the other Party;

(c)               make or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14 under the Exchange Act) or become a participant in an election contest with respect to the other Party or seek to advise or influence any person with respect to the voting of any voting securities of the other Party;

(d)               execute any written consent in lieu of a meeting of holders of any class of securities of the other Party unless such written consent is solicited by the Board of Directors of the other Party;

(e)               initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the other Party as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to do so;

(f)                acquire or affect the control of the other Party or directly or indirectly form, join or participate in or encourage the formation of any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to ownership of securities of the other Party, or to acquire or affect control of the other Party;

(g)               call or seek to have called any meeting of the shareholders of the other Party;

(h)               seek election to or seek to place a representative on the Board of Directors of the other Party, seek the removal of any member of the Board of Directors of the other Party or otherwise seek to control the Board of Directors of the other Party;

(i)                 request the other Party (or any of its officers, directors or Representatives), directly or indirectly, to amend or waive any provision of this Section 11 (including this clause (i));

(j)                 instigate, knowingly encourage, assist or render advice to or make any recommendation or proposal to any person or other entity to engage in any of the actions covered by clauses (a) through (h) of this Section 11, or render advice with respect to voting securities of the other Party; or

(k)               except to the extent required by law, make any public statement (or make available to any member of the news media any information) with respect to any of the matters covered by this Section 11, or with respect to the terms and conditions of, or any of the facts or discussions related to, this Agreement.

Notwithstanding the foregoing, a Party shall not be subject to any of the restrictions set forth in this Section 11 if: (x) the other Party shall have entered into, or publicly announced an agreement in principle or definitive agreement providing for (i) any direct or indirect acquisition or purchase of more than fifty percent (50%) of the voting securities of such other Party by any person or group; (ii) any direct or indirect purchase, acquisition or disposition of more than fifty percent (50%) of the consolidated assets of such other Party by any person or group; or (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving such other Party pursuant to which, immediately following such transaction, any person (or the direct or indirect beneficial equityholders of such person) shall beneficially own more than fifty percent (50%) of the outstanding voting power of such other Party or of the surviving entity in such transaction; (y) any person or group shall have commenced an unsolicited tender offer or exchange offer that would result in any person or group beneficially owning (within the meaning of Section 13(d)(1) of the Exchange Act) more than fifty percent (50%) of the voting securities of such other Party and such other Party’s Board of Directors does not, within 10 business days from the date such tender or exchange offer is commenced, recommend that such other Party’s stockholders not tender their shares into such tender or exchange offer; or (z) the other Party otherwise shall have made a proposal which shall have become public to enter into any transaction described in the foregoing clause (x). If the restrictions set forth in this Section 11 cease to be applicable to a Party pursuant to the operation of the preceding sentence and such Party thereafter takes any action with respect to the other Party described in (a) through (k) of this Section 11, such other Party shall also cease to be subject to any of the restrictions set forth in this Section 11 and the Receiving Party’s obligations of non-use hereunder shall terminate with respect to the actions set forth in this Section 11 (for clarity, nothing in this sentence shall relieve either Party of its confidentiality obligations under this Agreement).

12.	Unless and until a definitive agreement between the Parties with respect to the Purpose has been executed, this Agreement shall not impose upon either Party any obligation to enter into any relationship or further agreement with the other Party. All Confidential Information of each Party shall remain the property of such Party. Nothing herein shall be construed as granting to the Receiving Party hereto, by implication, estoppel or otherwise, any right, title or interest in, or any license under, any intellectual property right or any of the Disclosing Party’s Confidential Information, other than as specifically set forth herein. Each Party is aware that the other Party is actively engaged in a similar business and acknowledges that this Agreement is not intended and will not be construed to preclude its engagement in business activity not involving use of Confidential Information (including, without limitation, competitive activities of the nature in which such Party is currently engaged and competitive activities in new product area in which it may become engaged in the future), provided, of course, the Confidential Information is not used in violation of the terms of this Agreement.

13.	No failure or delay by a Party or any of its Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder. The confidentiality, non-use and other protective provisions set forth in this Agreement are intended to be in addition to, and expressly do not supplant or supersede, any state, federal, contractual or other statutory or common laws that afford protection to trade secrets and/or other intellectual property. This Agreement shall not be construed as an election of any remedies and each Party retains all rights available to it, whether pursuant to this Agreement, pursuant to such statutory and/or common laws, or otherwise.

14.	This Agreement constitutes the entire agreement of the Parties regarding the disclosure and use of Confidential Information covered under this Agreement, and shall not be modified by previous agreements between the Parties. In addition, this Agreement shall not amend, diminish, supplement or otherwise affect any previous agreements, if any, between the Parties with respect to the disclosure or use of information covered by such prior agreements. This Agreement may be changed only by a writing signed by both Parties and shall be binding and inure to the benefit of the Parties’ respective successors and assigns.

15.	In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

16.	All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the Party set forth in this Agreement or at such other address as a Party may specify in writing under this procedure. Notices to Collegium shall be marked “Attention: General Counsel.” Notices to BDSI shall be marked “Attention: General Counsel.”

17.	This Agreement may be executed in more than one counterpart and signature pages may be exchanged by facsimile or pdf. For purposes of this Agreement, a signed copy shall have the same force and effect as an original signed agreement.

18.	This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the Chancery courts in the State of Delaware and the Federal courts of the United States of America located in the State of Delaware and irrevocably submits to the exclusive jurisdiction of such courts.

Acknowledged and agreed:

COLLEGIUM PHARMACEUTICAL, INC.		BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Jim Vollins	By:	/s/ Shirley Kuhlmann
Name:	Jim Vollins	Name:	Shirley Kuhlmann
Title:	EVP, General Counsel	Title:	General Counsel

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